PRESS RELEASE, DATED DECEMBER 5, 2000

Exhibit (a)

Virtual Communities, Inc. Suspends Operations, Sells Two of Its Websites

New York, NY, December 5, 2000 - Virtual Communities, Inc. (Nasdaq: "VCIX"), a developer of content management software, today announced that the Company is suspending operations and evaluating alternatives to maximize the value of its assets, including obtaining financing to resume the operations related to its Cortra Site Suite software and related intellectual property or the sale of such properties.


The Company concluded previously announced negotiations to sell its online, ethnic communities by selling its virtualjerusalem.com and virtualholyland.com websites to Bank Hapoalim B.M, the largest bank in Israel. The Company expects to use the proceeds from the sale of these and other assets to pay creditors. Shareholders are not expected to receive any of such proceeds. The Company continues to seek buyers for its remaining communities, virtualireland.com, virtualindia.com and virtualitaly.com.

The Jerusalem District Court ordered the appointment of a provisional liquidator of the Company's wholly owned Israeli subsidiary, Virtual Communities Israel Ltd. ("VCIL") based on VCIL's inability to pay its obligations to employees and other creditors. The liquidation petition is scheduled for a full hearing by the court on January 17, 2001.

There is no assurance that the Company will obtain sufficient financing or sale proceeds to resume operations.

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Certain statements in this news release regarding the Company's expectations, estimates; present view of circumstances or events, and statements containing words such as estimates, anticipates, intends, and expects, or words of similar import, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements indicate uncertainty and the company can give no assurance with regard to actual outcomes. Specific risk factors may

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include, without limitation, the Company's inability to obtain sufficient financing to resume operations, proceeds from the sale of assets may be insufficient to resume operations, the Company's inability to enter into definitive agreements and uncertainty of the continuation of working relationships with strategic business partners, possible downturns in business conditions; increased competition; loss of significant customers; availability of qualified personnel and timely deployment of company resources.